                                                                     Ex-99.17(i)

Seligman
Cash Management Fund, Inc.

                                                  Annual Report
                                                  December 31, 2008

                                                  A Money Market
                                                  Mutual Fund Seeking
                                                  to Preserve Capital and
                                                  to Maximize Liquidity
                                                  and Current Income

                                                 (SELIGMAN INVESTMENTS(SM) LOGO)

To The Shareholders

DEAR FELLOW SHAREHOLDERS,

We are very pleased to announce that, with the completion of the acquisition of
J. & W. Seligman & Co. Incorporated by RiverSource Investments, LLC on November 7, 2008, your Fund joined the RiverSource family of funds. Seligman's long heritage of investing and exceptional wealth of experience is a valuable addition to RiverSource Funds. Seligman joins RiverSource and Threadneedle in the comprehensive family of mutual funds we offer investors.

We also welcome John Maher and Leroy Richie, who have served on your Fund's Board since 2006 and 2000, respectively, to the RiverSource Funds' Board of Directors. The acquisition of Seligman by RiverSource Investments creates several new opportunities for us all, including access to talented portfolio managers and competitive mutual fund solutions to help you reach your investment goals.

A LOOK BACK

2008 was an unprecedented year in many ways. Investors watched the precipitous decline in all the major U.S. and international equity indexes as concerns about the economy gave way to fear and selling of securities. In response to substantial losses in the markets and weakening economic indicators, the government stepped in swiftly and aggressively to encourage liquidity and credit availability in an attempt to make credit markets function. By the end of the calendar year, these actions still needed time to gain traction in the markets.

During a severe economic environment like the one we are experiencing, it is essential that investors try not to let short-term losses in the market distract from a long-term investment plan. Such discipline may be easier said than done in the presence of negative news in the media. However, the financial choices you make today -- practicing patience or locking in losses -- influence your portfolio's performance.

GETTING BACK ON TRACK

Whether you look at the glass half empty or half full, every broad based market decline creates investment opportunities. The financial markets are expected to recover, although it is impossible to know when. In the meantime, make sure your portfolio is positioned to benefit from the next sources of growth.

Market recoveries often occur before the reported end of a recession. If you wait for validation of economic recovery before reinvesting in the markets, you may well miss out on market returns associated with the economic rebound.

                  THIS PAGE IS NOT A PART OF THE ANNUAL REPORT

To The Shareholders

                                                TIME ELAPSED
                                                  BETWEEN
                                   BEAR        BEAR MARKET
                                  MARKET       AND RECESSION   RETURNS
RECESSION                          ENDED         END DATES     MISSED*
---------------------------   --------------   -------------   -------
August 1929-March 1933        June 1932           9 months      39.21%
August 1957-April 1958        December 1957       4 months       9.94%
December 1969-November 1970   June 1970           5 months      21.81%
November 1973-March 1975      September 1974      6 months      34.47%
July 1981-November 1982       July 1982           4 months      31.72%
July 1990-March 1991          October 1990        5 months      25.33%

----------
* S&P 500(R) Index total returns for the number of months between the recession and bear market end dates.

Be sure your portfolio is on track today. Talk with your financial professional about opportunities that have been created in the markets and take advantage of our solutions and strategies that can help position portfolios for the next market recovery cycle.

We hope you are as excited by these opportunities as we are. We thank you for your support and look forward to helping you reach your investment goals.


/s/ Stephen R. Lewis, Jr.               /s/ Patrick T. Bannigan
------------------------------          -------------------------------
Stephen R. Lewis, Jr.                   Patrick T. Bannigan
Chairman of the Boards                  President, RiverSource Funds

YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF A MUTUAL FUND CAREFULLY BEFORE INVESTING. FOR A FREE PROSPECTUS, WHICH CONTAINS THIS AND OTHER IMPORTANT INFORMATION ABOUT THE FUNDS, CALL (888) 791-3380. READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

Asset allocation, diversification, and dollar cost averaging do not assure a profit or protect against loss and past performance is no guarantee of future results.

Standard & Poor's 500 Index (S&P 500 Index) is an unmanaged list of common stocks and is frequently used as a general measure of US market performance.

On November 7, 2008, RiverSource Investments, LLC ("RiverSource Investments") completed its acquisition of J. & W. Seligman & Co. Incorporated. In addition, at a special meeting held during the fourth quarter of 2008, the stockholders of each Fund approved a new investment management services agreement between each Fund and RiverSource Investments. With the completion of the acquisition and the approval of these new agreements by the Funds' stockholders, RiverSource Investments is the new investment manager of the Funds with effect from November 7, 2008.

RiverSource(R), Seligman(R), and Threadneedle(R) mutual funds are part of the RiverSource family of funds, and are distributed by RiverSource Fund Distributors, Inc., Member FINRA, and managed by RiverSource Investments, LLC. Threadneedle mutual funds are subadvised by Threadneedle International Limited. RiverSource and Threadneedle are part of Ameriprise Financial, Inc. Seligman is an offering brand of RiverSource Investments.

                  THIS PAGE IS NOT A PART OF THE ANNUAL REPORT

Table of Contents

Interview with Your Portfolio Manager .....................................    1
Portfolio Overview ........................................................    3
Understanding and Comparing Your Fund's Expenses ..........................    4
Portfolio of Investments ..................................................    5
Statement of Assets and Liabilities .......................................    6
Statement of Operations ...................................................    7
Statements of Changes in Net Assets .......................................    8
Notes to Financial Statements .............................................    9
Financial Highlights ......................................................   17
Report of Independent Registered Public Accounting Firm ...................   21
Matters Relating to the Directors' Consideration of the Approval of the
   Investment Management Services Agreement ...............................   22
Proxy Results .............................................................   27
Directors and Officers ....................................................   28
Additional Fund Information ...............................................   32

                      Interview With Your Portfolio Manager

Note: In conjunction with the acquisition of the Fund's previous investment manager by RiverSource Investments, LLC, the Seligman Investment Grade Team is no longer responsible for the portfolio management of the Fund. The Fund is now managed by RiverSource Investments.

Q: What economic events and market factors most significantly impacted the Fund's performance during the year ended December 31, 2008?

A: Dramatic action by the Federal Reserve (the Fed), increasing weakness in economic growth, the intensifying global financial crisis and the resulting liquidity freeze had the greatest effect on the Fund's results. These factors came to an unprecedented confluence during the third quarter of 2008. As financial institutions declared bankruptcy, were forced to merge or were taken over by the government, solvency concerns were the prominent factor driving the crisis. In an effort to revive confidence, the Fed and US Treasury Department, in coordination with global policymakers, announced a host of programs to help improve liquidity.

     Further, as part of a global effort to ease monetary conditions, combat deterioration in financial market conditions, and mitigate worsening economic growth prospects, the Fed lowered the targeted federal funds rate by over 4.00%, bringing the targeted federal funds rate to between 0% and 0.25% in December. Following the downward path of the targeted federal funds rate, taxable money market yields moved dramatically lower. At the same time, the taxable money market yield curve actually steepened, meaning longer-term yields grew increasingly higher than shorter-term yields, as credit concerns caused investors to favor shorter-dated maturities in an effort to increase their liquidity profile and further mitigate risk.

     Given these volatile conditions, money market investors remained principally concerned with safety and preserving liquidity throughout the annual period. Preservation of capital and liquidity management were our primary areas of focus as well.

Q: What investment strategies and techniques materially impacted the Fund's results during the year?

A: The Fund's strategy is to maintain a portfolio of very high quality instruments with short maturities, and as a result, the portfolio was not exposed to any of the problematic credit issues that continued to dominate headlines in 2008. Although the taxable money market yield curve steepened during the annual period overall, volatile market conditions led us to primarily invest the Fund's assets in high quality securities with short maturities. In this effort to maximize liquidity and preservation of capital, the Fund's allocation to US government and government agency securities was increased from approximately 40% at the beginning of the period to 100% by year end.

     The Fed stated in December that it intends to maintain its current monetary policy for some time, as weak economic conditions are likely to warrant exceptionally low levels of the targeted federal funds rate. Among these weak economic conditions that the Fed must consider over the coming months include unemployment rates heading north of 7%, consumers likely to be increasing their savings at the expense

                      Interview With Your Portfolio Manager

     of spending, and the fact that the credit crisis has resulted in a recession that will likely continue through much of 2009.

     We intend to continue to evaluate credits and make strategic decisions to balance an enhanced liquidity profile with providing current income. At the same time, given the US government's focus on building liquidity, expectations for sustained low interest rates, and other supply/demand market conditions, we intend to look for opportunities to lengthen the Fund's average weighted days to maturity through the purchase of highly rated fixed-rate securities in order to lock in the higher yields of an upward sloping yield curve. We will, of course, continue to closely monitor economic data, Fed policy and any shifts in the money market yield curve, striving to strategically adjust the portfolio accordingly. We intend to continue to focus on high-quality investments with minimal credit risk while seeking competitive yields.

----------
The views and opinions expressed are those of the Portfolio Manager, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

Portfolio Overview

DIVERSIFICATION OF NET ASSETS
December 31, 2008

                                                               PERCENT OF
                                                               NET ASSETS
                                                              DECEMBER 31,
                                                              ------------
                                                   VALUE       2008   2007
                                                ------------  -----  -----
US Government and Government Agency Securities  $173,131,218  100.3   39.1
Time Deposits                                             --     --   40.8
Repurchase Agreement                                      --     --   20.3
Other Assets Less Liabilities                       (559,868)  (0.3)  (0.2)
                                                ------------  -----  -----
NET ASSETS                                      $172,571,350  100.0  100.0
                                                ============  =====  =====

Understanding and Comparing Your Fund's Expenses

As a shareholder of the Fund, you incur ongoing expenses, such as management fees, distribution and service (12b-1) fees (if applicable), and other Fund expenses. The information below is intended to help you understand your ongoing expenses (in dollars) of investing in the Fund and to compare them with the ongoing expenses of investing in other mutual funds. Please note that the expenses shown in the table are meant to highlight your ongoing expenses only and do not reflect any transactional costs, such as sales charges (also known as loads) on certain purchases or redemptions. Therefore, the table is useful in comparing ongoing expenses only, and will not help you to determine the relative total expenses of owning different funds. In addition, if transactional costs were included, your total expenses would have been higher.

The table is based on an investment of $1,000 invested at the beginning of July 1, 2008 and held for the entire six-month period ended December 31, 2008.

ACTUAL EXPENSES

The table below provides information about actual expenses and actual account values. You may use the information, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value at the beginning of the period by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled "Expenses Paid During Period" for the Fund's share class that you own to estimate the expenses that you paid on your account during the period.

HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES

The table below also provides information about hypothetical expenses and hypothetical account values based on the actual expense ratio of each class and an assumed rate of return of 5% per year before expenses, which is not the actual return of any class of the Fund. The hypothetical expenses and account values may not be used to estimate the ending account value or the actual expenses you paid for the period. You may use this information to compare the ongoing expenses of investing in the Fund and other mutual funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other mutual funds.

                                              ACTUAL                 HYPOTHETICAL
                                     ------------------------  ------------------------
              BEGINNING                ENDING   EXPENSES PAID    ENDING   EXPENSES PAID
               ACCOUNT   ANNUALIZED   ACCOUNT   DURING PERIOD   ACCOUNT   DURING PERIOD
                VALUE      EXPENSE     VALUE      7/1/08 TO      VALUE      7/1/08 TO
                7/1/08     RATIO*     12/31/08    12/31/08**    12/31/08    12/31/08**
              ---------  ----------  ---------  -------------  ---------  -------------
Class A       $1,000.00     0.69%    $1,003.00      $3.43      $1,021.67      $3.46
Class B        1,000.00     1.21      1,000.20       6.00       1,019.05       6.06
Class C        1,000.00     1.21      1,000.20       6.00       1,019.05       6.06
Class C2       1,000.00     1.24      1,000.50       6.15       1,018.90       6.21
Class I        1,000.00     0.49      1,003.80       2.43       1,022.67       2.46
Class R        1,000.00     0.98      1,002.30       4.87       1,020.21       4.91

----------
* Expenses of Class B, Class C (formerly Class D prior to May 17, 2008), Class C2 (formerly Class C prior to May 17, 2008), Class I and Class R shares differ from the expenses of Class A shares due to the differences in 12b-1 fees and other class-specific expenses paid by each share class. See the Fund's prospectuses for a description of each share class and its fees, expenses and sales charges. From July 1, 2008 to December 31, 2008, the Fund was reimbursed for certain class-specific expenses of all classes of shares in order for these classes to declare dividends equal to an annual rate of 0.25% for Classes A and I and 0.01% for Classes B, C, C2 and R. Absent such reimbursements, the expense ratios and expenses paid for the period would have been higher.

** Expenses are equal to the annualized expense ratio based on actual expenses for the period July 1, 2008 to December 31, 2008, multiplied by the average account value over the period, multiplied by 184/366 (number of days in the period).

Portfolio of Investments
December 31, 2008

                                                ANNUALIZED
                                                 YIELD ON    PRINCIPAL
                                              PURCHASE DATE    AMOUNT         VALUE
                                              -------------  ---------    ------------
US GOVERNMENT AND GOVERNMENT AGENCY
   SECURITIES 100.3%
US Treasury Bills, 1.799%, 2/19/2009              1.91%      $10,000,000  $  9,976,045
US Treasury Notes:
   4.5%, due 2/15/2009                            2.12         2,500,000     2,507,464
   2.08%, due 4/15/2009                           2.02         5,000,000     5,014,657
   4.5%, due 4/30/2009                            2.15        30,000,000    30,235,617
Federal Home Loan Bank:@
   0.01%, 1/2/2009                                0.02        63,300,000    63,299,998
   0.01%, 1/30/2009                               0.04        49,900,000    49,899,799
   0.01%, 2/11/2009                               0.15        12,200,000    12,197,638
                                                                          ------------
TOTAL INVESTMENTS 100.3% (Cost $173,131,218)                               173,131,218
                                                                          ------------
OTHER ASSETS LESS LIABILITIES (0.3)%                                          (559,868)
                                                                          ------------
NET ASSETS 100.0%                                                         $172,571,350
                                                                          ============

----------
@@ Securities issued by these agencies are neither guaranteed nor issued by the United States Government. See Notes to Financial Statements.

Statement of Assets and Liabilities
December 31, 2008

ASSETS:
Investments, at value
   US Government and Government Agency securities (cost $173,131,218)    $173,131,218
                                                                         ------------
Cash (including restricted cash of $37,555)                                    66,320
Receivable for Capital Stock sold                                             990,447
Interest receivable                                                           307,191
Receivable from Manager (Note 4)                                              147,826
Investment in, and expenses prepaid to, shareholder service agent              18,527
Other                                                                          39,881
                                                                         ------------
TOTAL ASSETS                                                              174,701,410
                                                                         ------------
LIABILITIES:
Payable for Capital Stock repurchased                                       1,933,156
Management fee payable                                                         72,620
Dividends payable                                                              26,532
Distribution and service (12b-1) fees payable                                  22,710
Accrued expenses and other                                                     75,042
                                                                         ------------
TOTAL LIABILITIES                                                           2,130,060
NET ASSETS                                                               $172,571,350
                                                                         ============
COMPOSITION OF NET ASSETS:
Shares of Capital Stock, at par ($0.01 par value; 1,400,000,000 shares authorized; 172,580,181 shares outstanding)
   Class A                                                               $  1,241,354
   Class B                                                                     69,385
   Class C                                                                    165,703
   Class C2                                                                    28,518
   Class I                                                                    204,385
   Class R                                                                     16,457
Additional paid-in capital                                                170,845,548
NET ASSETS                                                               $172,571,350
                                                                         ============
NET ASSET VALUE PER SHARE:
CLASS A  ($124,124,492 / 124,135,392 shares)                             $       1.00
CLASS B  ($6,940,695 / 6,938,475 shares)                                 $       1.00
CLASS C  ($16,570,962 / 16,570,348 shares)                               $       1.00
CLASS C2 ($2,851,348 / 2,851,803 shares)                                 $       1.00
CLASS I  ($20,438,193 / 20,438,482 shares)                               $       1.00
CLASS R  ($1,645,660 / 1,645,681 shares)                                 $       1.00

----------
See Notes to Financial Statements.

Statement of Operations
For the Year Ended December 31, 2008

INVESTMENT INCOME:
INTEREST                                 $3,985,806
                                         ----------
EXPENSES:
Management fee                              893,335
Shareholder account services                684,551
Distribution and service (12b-1) fees       268,372
Registration                                 88,506
Custody and related services                 73,141
Auditing and legal fees                      57,621
Shareholder reports and communications       29,164
Directors' fees and expenses                 27,319
Miscellaneous                                51,359
                                         ----------
TOTAL EXPENSES                            2,173,368
                                         ----------
Reimbursement from Manager (Note 4)        (320,559)
                                         ----------
TOTAL EXPENSES AFTER REIMBURSEMENT        1,852,809
                                         ----------
NET INVESTMENT INCOME                     2,132,997
                                         ==========

----------
See Notes to Financial Statements.

Statements of Changes in Net Assets

                                               YEAR ENDED DECEMBER 31,
                                            -----------------------------
                                                 2008            2007
                                            -------------   -------------
OPERATIONS:
Net investment income                       $   2,132,997   $   7,379,554
Net realized gain on investments                       --          32,177
                                            -------------   -------------
INCREASE IN NET ASSETS FROM OPERATIONS          2,132,997       7,411,731
                                            -------------   -------------
DISTRIBUTIONS TO SHAREHOLDERS:
Net investment income:
   Class A                                     (1,810,626)     (5,986,951)
   Class B                                        (25,501)       (249,832)
   Class C                                        (45,329)       (394,523)
   Class C2                                       (30,337)       (135,047)
   Class I                                       (213,601)       (583,957)
   Class R                                         (7,603)        (29,244)
                                            -------------   -------------
TOTAL                                          (2,132,997)     (7,379,554)
                                            -------------   -------------
Net realized short-term capital gain on
   investments:
   Class A                                        (25,685)             --
   Class B                                         (1,011)             --
   Class C                                         (2,135)             --
   Class C2                                          (849)             --
   Class I                                         (2,431)             --
   Class R                                           (114)             --
                                            -------------   -------------
TOTAL                                             (32,225)             --
                                            -------------   -------------
DECREASE IN NET ASSETS FROM DISTRIBUTIONS      (2,165,222)     (7,379,554)
                                            -------------   -------------
CAPITAL SHARE TRANSACTIONS:
Net proceeds from sales of shares             326,908,968     283,500,033
Investment of dividends                         2,158,534       7,127,126
Exchanged from associated funds                70,702,850      57,066,271
Investment of gain distributions                   31,559              --
                                            -------------   -------------
Total                                         399,801,911     347,693,430
                                            -------------   -------------
Cost of shares repurchased                   (375,108,551)   (301,506,326)
Exchanged into associated funds               (25,191,078)    (34,720,562)
                                            -------------   -------------
Total                                        (400,299,629)   (336,226,888)
                                            -------------   -------------
INCREASE (DECREASE) IN NET ASSETS FROM
CAPITAL SHARE TRANSACTIONS                       (497,718)     11,466,542
                                            -------------   -------------
INCREASE (DECREASE) IN NET ASSETS                (529,943)     11,498,719
                                            -------------   -------------
NET ASSETS:
Beginning of year                             173,101,293     161,602,574
                                            -------------   -------------
END OF YEAR                                 $ 172,571,350   $ 173,101,293
                                            =============   =============

----------
See Notes to Financial Statements.

Notes to Financial Statements

1. ORGANIZATION AND MULTIPLE CLASSES OF SHARES -- Seligman Cash Management Fund, Inc. (the "Fund") is registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company. The Fund has the following six classes of shares outstanding, five of which are currently offered and may be acquired by investors at net asset value:

     Class A shares are generally issued without any sales charges. Class A shares acquired by an exchange from another Seligman investment company originally purchased in an amount of $1,000,000 or more without an initial sales charge are subject to a contingent deferred sales charge ("CDSC") of 1% if redeemed within 18 months of original purchase.

     Class B shares are subject to a distribution fee of 0.75% and a service fee of up to 0.25% on an annual basis, and a CDSC, if applicable, of 5% on redemptions in the first year of purchase, declining to 1% in the sixth year and 0% thereafter. Class B shares will automatically convert to Class A shares approximately eight years after their date of purchase. If Class B shares of the Fund are exchanged for Class B shares of another Seligman mutual fund, the holding period of the shares exchanged will be added to the holding period of the shares acquired, both for determining the applicable CDSC and the conversion of Class B shares to Class A shares.

     The Board of Directors of the Fund approved the renaming of all of the Fund's outstanding Class C shares to Class C2 shares, and then Class D shares to Class C shares. The renamings were implemented on May 16, 2008. Effective at the close of business on May 16, 2008, the Fund does not offer Class C2 and Class D shares. The renaming did not affect individual shareholder account values.

     Class C and Class C2 shares are subject to a distribution fee of up to 0.75% and a service fee of up to 0.25% on an annual basis. Class C shares and Class C2 shares acquired by an exchange from another Seligman mutual fund are subject to a CDSC, if applicable, of 1% imposed on redemptions made within one year of purchase.

     All of the Fund's outstanding Class C2 shares will be converted to Class A shares on or about March 27, 2009 at their relative net asset values. The conversion is not expected to affect individual shareholder account values.

     Class I shares are offered to certain institutional clients and other investors, as described in the Fund's Class I shares prospectus. Class I shares are sold without any sales charges and are not subject to distribution or service (12b-1) fees.

     Class R shares are offered to certain employee benefit plans and are not available to all investors. They are subject to a distribution fee of up to 0.25% and a service fee of up to 0.25% on an annual basis, and a CDSC, if applicable, of 1% on certain redemptions made within one year of a plan's initial purchase of Class R shares.

     All classes of shares represent interests in the same portfolio of investments, have the same rights, and are generally identical in all respects except that each class bears its own class-specific expenses, and has exclusive voting rights with respect to any matter on which a separate vote of any class is required.

2. SIGNIFICANT ACCOUNTING POLICIES -- The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions at the date of the financial statements. Actual results may differ from these estimates. The following summarizes the significant accounting policies of the Fund:

Notes to Financial Statements

     A. SECURITY VALUATION -- The Fund uses the amortized cost method for valuing its short-term securities in accordance with Rule 2a-7 under the 1940 Act. Under this method, all investments purchased at a discount or premium are valued by amortizing the difference between the original purchase price and the maturity value of the issue over the period to maturity.

          On January 1, 2008, the Fund adopted Statement of Financial Accounting Standards No. 157 ("SFAS 157"), "Fair Value Measurements." SFAS 157 establishes a three-tier hierarchy to classify the assumptions, referred to as inputs, used in valuation techniques (as described above) to measure fair value of the Fund's investments. These inputs are summarized in three broad levels: Level 1 -- quoted prices in active markets for identical investments; Level 2 -- other significant observable inputs (including quoted prices in inactive markets or for similar investments); and Level 3 -- significant unobservable inputs (including the Fund's own assumptions in determining fair value) (Note
          3). Observable inputs are those based on market data obtained from sources independent of the Fund, and unobservable inputs reflect the Fund's own assumptions based on the best information available. The inputs or methodology used for valuing securities may not be an indication of the risk associated with investing in those securities.

     B. RESTRICTED CASH -- Restricted cash represents deposits that are being held by banks as collateral for letters of credit issued in connection with the Fund's insurance policies.

     C. MULTIPLE CLASS ALLOCATIONS -- All income, expenses (other than class-specific expenses), and realized and unrealized gains or losses, if any, are allocated daily to each class of shares based upon the relative value of shares of each class. Class-specific expenses, which include distribution and service (12b-1) fees and any other items that are specifically attributable to a particular class, are charged directly to such class. For the year ended December 31, 2008, distribution and service (12b-1) fees, shareholder account services and registration expenses were class-specific expenses.

     D. SECURITY TRANSACTIONS AND RELATED INVESTMENT INCOME -- Investment transactions are recorded on trade dates. Identified cost of investments sold is used for both financial reporting and federal income tax purposes. The cost of investments for federal income tax purposes is substantially the same as the cost for financial reporting purposes. Interest income, including the amortization of discount or premium, is recorded on an accrual basis.

     E. DISTRIBUTIONS TO SHAREHOLDERS -- Dividends are declared daily and paid monthly. Net realized gains, if any, are paid annually and are recorded on the ex-dividend dates. For the years ended December 31, 2008 and 2007, all distributions to shareholders were ordinary income for tax purposes.

     F. TAXES -- There is no provision for federal income tax. The Fund has elected to be taxed as a regulated investment company and intends to distribute substantially all taxable net income and net gain realized.

          Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109," requires the Fund to measure and recognize in its financial statements the benefit of a tax position taken (or expected to be taken) on an income tax return if such position will more likely than not be sustained upon examination based on the technical merits of the position. The Fund files income tax returns in the US Federal jurisdiction, as well as the New York State and New York City jurisdictions. Based upon its review of tax positions for the Fund's open tax years of 2005-2008 in these jurisdictions, the Fund has determined that FIN 48 did not have a material impact on the Fund's financial statements for the year ended December 31, 2008.

          For federal income tax purposes, as of December 31, 2008, the Fund had undistributed ordinary income of $14,776.

Notes to Financial Statements

3. FAIR VALUE MEASUREMENTS -- A summary of the value of the Fund's investments as of December 31, 2008, based on the level of inputs used in accordance with SFAS 157 (Note 2a), is as follows:

VALUATION INPUTS                                                        VALUE
----------------                                                    ------------
Level 1 - Quoted Prices in Active Markets for Identical
   Investments                                                      $         --
Level 2 - Other Significant Observable Inputs                        173,131,218
Level 3 - Significant Unobservable Inputs                                     --
                                                                    ------------
Total                                                               $173,131,218
                                                                    ============

4.   MANAGEMENT AND DISTRIBUTION SERVICES, AND OTHER TRANSACTIONS --

     A. MANAGEMENT AND ADMINISTRATIVE SERVICES -- On November 7, 2008, RiverSource, investment manager to the RiverSource complex of funds, and a wholly owned subsidiary of Ameriprise Financial, Inc. ("Ameriprise"), announced the closing of its acquisition (the "Acquisition") of J. & W. Seligman & Co. Incorporated ("JWS"). With the Acquisition completed and shareholders of the Fund having previously approved (at a Special Meeting held earlier in November
          2008) a new investment management services agreement between the RiverSource and the Fund, RiverSource is the new investment manager of the Fund effective November 7, 2008.

          The Manager receives a fee (and, prior to November 7, 2008, JWS received a fee), calculated daily and paid monthly, equal to a per annum percentage of the Fund's average daily net assets. Effective November 7, 2008, the management fee rate is equal to 0.40% per annum of the Fund's average daily net assets. Prior to November 7, 2008, the management fee rate was calculated on a sliding scale of 0.45% to 0.375% based on average daily net assets of all the investment companies managed by JWS. The management fee for the year ended December 31, 2008, was equivalent to an annual rate of 0.42% of the Fund's average daily net assets. RiverSource received $133,062 of such fee and the balance was paid to JWS. From time to time, the Manager (and previously JWS) has agreed to reimburse a portion of the class-specific expenses of certain share classes to declare dividends equal to selected minimum annual rates. For the period March 25, 2008 to December 31, 2008, the minimum annual dividend rate was 0.01% for Class B, Class C, Class C2 and Class R shares, and 0.25% for Class A and Class I shares. As a result, for the year ended December 31, 2008, the Manager and JWS reimbursed $238,374 and $82,185, respectively, for all classes of shares.

          Under an Administrative Services Agreement, effective November 7, 2008, Ameriprise administers certain aspects of the Fund's business and other affairs at no cost. Ameriprise provides the Fund with office space, and certain administrative and other services and executive and other personnel as are necessary for Fund operations. Ameriprise pays all of the compensation of Board members of the Fund who are employees or consultants of RiverSource and of the officers and other personnel of the Fund. Ameriprise reserves the right to seek Board approval to increase the fees payable by the Fund under the Administrative Services Agreement. However, Ameriprise anticipates that any such increase in fees would be offset by corresponding decreases in advisory fees under the Investment Management Services Agreement. If an increase in fees under the Administrative Services Agreement would not be offset by corresponding decreases in advisory fees, the Fund will inform shareholders prior to the effectiveness of such increase. Prior to November 7, 2008, administrative services were provided to the Fund by JWS as part of its former management agreement with the Fund.

     B. DISTRIBUTION SERVICES -- The Fund has an Administration, Shareholder Services and Distribution Plan (the "Plan") with respect to distribution of its shares. Under the Plan, with respect to Class A shares, service organizations can enter into agreements with RiverSource Fund Distributors, Inc. (formerly Seligman Advisors, Inc.) (the "Distributor") and receive a continuing fee of up to 0.25% on an

Notes to Financial Statements

          annual basis of the average daily net assets of Class A shares, attributable to the particular service organizations for providing personal services and/or the maintenance of shareholder accounts. The Distributor, and likewise the Fund, did not make payments under the Plan with respect to Class A shares during the year ended December 31, 2008.

          Under the Plan, with respect to Class B shares, Class C shares (formerly Class D shares prior to May 17, 2008), Class C2 shares (formerly Class C shares prior to May 17, 2008) issued in exchange from another Seligman mutual fund, and Class R shares, service organizations can enter into agreements with the Distributor and receive a continuing fee for providing personal services and/or the maintenance of shareholder accounts of up to 0.25% on an annual basis of the average daily net assets of the Class B, Class C, Class C2, and Class R shares for which the organizations are responsible; and, for Class C, Class C2, and Class R shares, fees for providing other distribution assistance of up to 0.75% (0.25%, in the case of Class R shares) on an annual basis of such average daily net assets. Such fees are paid monthly by the Fund to the Distributor pursuant to the Plan.

          For the year ended December 31, 2008, fees incurred under the Plan, equivalent to 1%, 1%, 0.82% and 0.25% per annum of the average daily net assets of Class B shares, Class C shares, Class C2 shares, and Class R shares, respectively, amounted to $73,616, $145,419, $46,038 and $3,299, respectively.

          The Distributor and RiverSource Services, Inc. (formerly Seligman Services, Inc.), each an affiliate of the Manager, are eligible to receive distribution and service (12b-1) fees pursuant to the Plan. For the year ended December 31, 2008, the Distributor and Seligman Services, Inc. received distribution and service (12b-1) fees of $9,445.

          The Distributor is entitled to retain any CDSC imposed on certain redemptions of Class A, Class C, Class C2, and Class R shares. For the year ended December 31, 2008, such charges amounted to $16,471. The Distributor has sold its rights to third parties to collect any CDSC imposed on redemptions of Class B shares.

     C. TRANSFER AGENT AND SHAREHOLDER SERVICES -- For the year ended December 31, 2008, Seligman Data Corp., owned by the Fund and certain associated investment companies, charged the Fund at cost $684,551 for shareholder account services in accordance with a methodology approved by the Fund's directors. Class I shares receive more limited shareholder services than the Fund's other classes of shares (the "Retail Classes"). Seligman Data Corp. does not allocate to Class I the costs of any of its departments that do not provide services to the Class I shareholders.

          Costs of Seligman Data Corp. directly attributable to the Retail Classes of the Fund were charged to those classes in proportion to their relative net asset values. Costs directly attributable to Class I shares were charged to Class I. The remaining charges were allocated to the Retail Classes and Class I by Seligman Data Corp. pursuant to a formula based on their net assets, shareholder transaction volumes and number of shareholder accounts.

          The Fund and certain other associated investment companies (together, the "Guarantors") have severally but not jointly guaranteed the performance and observance of all the terms and conditions of a lease entered into by Seligman Data Corp., including the payment of rent by Seligman Data Corp. (the "Guaranty"). The lease and the related Guaranty expire in January 2019. The obligation of the Fund to pay any amount due under the Guaranty is limited to a specified percentage of the full amount, which generally is based on the Fund's percentage of the expenses billed by Seligman Data Corp. to all Guarantors in the most recent calendar quarter. As of December 31, 2008, the Fund's potential obligation under the Guaranty is $349,700. As of December 31, 2008, no event has occurred which would result in the Fund becoming liable to make any payment under the Guaranty. A portion of the rent paid by Seligman Data Corp. is charged to the Fund as part of Seligman Data Corp.'s shareholder account services cost.

Notes to Financial Statements

          At December 31, 2008, the Fund's investment in Seligman Data Corp. is recorded at a cost of $3,719.

          The Fund's Board has approved RiverSource Service Corporation ("RSC") as the Fund's new transfer and shareholder service agent, and the termination of the Fund's relationship with Seligman Data Corp., effective on or about May 9, 2009. RSC is an affiliate of RiverSource. The fees and expenses expected to be charged to the Fund by RSC are generally lower than the fees and expenses charged by Seligman Data Corp. Nevertheless, as a result of the termination of the relationship with Seligman Data Corp., the Fund will incur certain non-recurring charges, including charges relating to Seligman Data Corp.'s leases, that would in the aggregate approximate 0.16% of the Fund's net assets as of January 23, 2009 (the "Non-Recurring Charges"). These Non-Recurring Charges will be incurred over a period of several months beginning January 28, 2009. Fund shareholders would bear their proportionate share of the Fund's expenses, including the Non-Recurring Charges.

     D. DIRECTORS' FEES AND EXPENSES -- Directors' fees and expenses includes the compensation of Board members who are not employees of RiverSource and the Fund's proportionate share of certain expenses of a company providing limited administrative services to the Fund and the other Seligman and RiverSource Funds. These expenses include boardroom and office expense, employee compensation, employee health and retirement benefits and certain other expenses. For the period from November 7, 2008 through December 31, 2008, the Fund paid $214 to this company for such services.

          The Fund has a compensation arrangement under which directors who receive fees may elect to defer receiving such fees. Directors may elect to have their deferred fees accrue interest or earn a return based on the performance of the Fund or other funds in the Seligman Group of Investment Companies. The cost of such fees and earnings/loss accrued thereon is included in directors' fees and expenses and the accumulated balance thereof at December 31, 2008 of $2,695 is included in accrued expenses and other liabilities. Deferred fees and related accrued earnings are not deductible by the Fund for federal income tax purposes until such amounts are paid.

          Certain officers and directors of the Fund are officers or directors of the Manager, Ameriprise, the Distributor, RiverSource Services, Inc., RSC, and/or Seligman Data Corp.

Notes to Financial Statements

5. CAPITAL SHARE TRANSACTIONS -- Transactions in shares of Capital Stock, each at a value of $1.00 per share, were as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                         2008           2007
                                                     ------------   ------------
CLASS A
Sales of shares                                       292,772,623    266,471,087
Investment of dividends                                 1,821,724      5,802,677
Exchanged from associated funds                        46,854,491     37,488,483
Investment of gain distributions                           25,208             --
Converted from Class B*                                 1,882,161      1,328,267
                                                     ------------   ------------
Total                                                 343,356,207    311,090,514
                                                     ------------   ------------
Shares repurchased                                   (335,597,683)  (279,362,022)
Exchanged into associated funds                       (16,531,904)   (23,052,704)
                                                     ------------   ------------
Total                                                (352,129,587)  (302,414,726)
                                                     ------------   ------------
Increase (decrease)                                    (8,773,380)     8,675,788
                                                     ============   ============
CLASS B
Sales of shares                                           209,668        294,554
Investment of dividends                                    27,071        218,629
Exchanged from associated funds                         6,460,062      8,180,622
Investment of gain distributions                              923             --
                                                     ------------   ------------
Total                                                   6,697,724      8,693,805
                                                     ------------   ------------
Shares repurchased                                     (2,823,973)    (3,817,233)
Exchanged into associated funds                        (2,507,748)    (4,951,926)
Converted to Class A*                                  (1,882,113)    (1,327,981)
                                                     ------------   ------------
Total                                                  (7,213,834)   (10,097,140)
                                                     ------------   ------------
Decrease                                                 (516,110)    (1,403,335)
                                                     ============   ============
CLASS C (FORMERLY CLASS D PRIOR TO MAY 17, 2008)
Sales of shares                                         5,872,693      4,705,646
Investment of dividends                                    49,352        374,084
Exchanged from associated funds                        11,334,684      6,002,753
Investment of gain distributions                            2,076             --
                                                     ------------   ------------
Total                                                  17,258,805     11,082,483
                                                     ------------   ------------
Shares repurchased                                    (11,216,612)    (7,165,040)
Exchanged into associated funds                        (3,112,257)    (3,124,387)
                                                     ------------   ------------
Total                                                 (14,328,869)   (10,289,427)
                                                     ------------   ------------
Increase                                                2,929,936        793,056
                                                     ============   ============

----------
* Automatic conversion of Class B shares to Class A shares approximately eight years after the initial purchase date. The amount of dividends accrued on Class B shares between the last dividend payment date and the conversion date is invested in Class A shares and is included in the conversion from Class B amount.

Notes to Financial Statements

                                                     YEAR ENDED DECEMBER 31,
                                                    ------------------------
CLASS C2 (FORMERLY CLASS C PRIOR TO MAY 17, 2008)       2008         2007
-------------------------------------------------   -----------   ----------
Sales of shares                                         314,004      768,447
Investment of dividends                                  29,889      122,569
Exchanged from associated funds                       5,970,365    5,394,413
Investment of gain distributions                            807           --
                                                    -----------   ----------
Total                                                 6,315,065    6,285,429
                                                    -----------   ----------
Shares repurchased                                   (4,443,980)  (2,312,003)
Exchanged into associated funds                      (3,030,277)  (3,591,545)
                                                    -----------   ----------
Total                                                (7,474,257)  (5,903,548)
                                                    -----------   ----------
Increase (decrease)                                  (1,159,192)     381,881
                                                    ===========   ==========
CLASS I
Sales of shares                                      21,128,370    8,297,974
Investment of dividends                                 222,142      581,898
Investment of gain distributions                          2,431           --
                                                    -----------   ----------
Total                                                21,352,943    8,879,872
                                                    -----------   ----------
Shares repurchased                                  (15,423,295)  (5,928,933)
                                                    -----------   ----------
Increase                                              5,929,648    2,950,939
                                                    ===========   ==========
CLASS R
Sales of shares                                       6,612,123    2,962,036
Investment of dividends                                   8,356       27,269
Exchanged from associated funds                          83,248           --
Investment of gain distributions                            114           --
                                                    -----------   ----------
Total                                                 6,703,841    2,989,305
                                                    -----------   ----------
Cost of shares repurchased                           (5,603,008)  (2,921,095)
Exchanged into associated funds                          (8,892)          --
                                                    -----------   ----------
Shares repurchased                                   (5,611,900)  (2,921,095)
                                                    -----------   ----------
Increase                                              1,091,941       68,210
                                                    ===========   ==========

6. OTHER MATTERS -- In late 2003, JWS conducted an extensive internal review concerning mutual fund trading practices. JWS's review, which covered the period 2001-2003, noted one arrangement that permitted frequent trading in certain open-end registered investment companies then managed by JWS (the "Seligman Funds"); this arrangement was in the process of being closed down by JWS before September 2003. JWS identified three other arrangements that permitted frequent trading, all of which had been terminated by September 2002. In January 2004, JWS, on a voluntary basis, publicly disclosed these four arrangements to its clients and to shareholders of the Seligman Funds. JWS also provided information concerning mutual fund trading practices to the SEC and the Office of the Attorney General of the State of New York ("NYAG").

     In September 2005, the New York staff of the SEC indicated that it was considering recommending to the Commissioners of the SEC the instituting of a formal action against JWS and the Distributor relating to frequent trading in the Seligman Funds. JWS responded to the staff in October 2005 that it believed that any action would be both inappropriate and unnecessary, especially in light of the fact that JWS had previously resolved the underlying issue with the Independent Directors of the Seligman Funds and made recompense to the affected Seligman Funds.

Notes to Financial Statements

     In September 2006, the NYAG commenced a civil action in New York State Supreme Court against JWS, the Distributor, Seligman Data Corp. and Brian
     T. Zino (collectively, the "Seligman Parties"), alleging, in substance, that, in addition to the four arrangements noted above, the Seligman Parties permitted other persons to engage in frequent trading and, as a result, the prospectus disclosure used by the registered investment companies then managed by JWS is and has been misleading. The NYAG included other related claims and also claimed that the fees charged by JWS to the Seligman Funds were excessive. The NYAG is seeking damages of at least $80 million and restitution, disgorgement, penalties and costs and injunctive relief. The Seligman Parties answered the complaint in December 2006 and believe that the claims are without merit.

     Any resolution of these matters may include the relief noted above or other sanctions or changes in procedures. Any damages would be paid by JWS and not by the Seligman Funds. If the NYAG obtains injunctive relief, each of JWS, RiverSource Investments, LLC ("RiverSource") and their affiliates could, in the absence of the SEC in its discretion granting exemptive relief, be enjoined from providing advisory and underwriting services to the Seligman Funds and other registered investment companies, including those funds in the RiverSource complex.

     Neither JWS nor RiverSource believes that the foregoing legal action or other possible actions will have a material adverse impact on JWS, RiverSource or their current and former clients, including the Seligman Funds and other investment companies managed by RiverSource; however, there can be no assurance of this or that these matters and any related publicity will not affect demand for shares of the Seligman Funds and such other investment companies or have other adverse consequences.

7. TEMPORARY MONEY MARKET FUND GUARANTEE PROGRAM -- On October 6, 2008, the Directors approved the participation by the Fund in the U.S. Treasury's Temporary Guarantee Program for Money Market Funds (the "Program"). Under this Program, the U.S. Treasury protects the value of Fund shares held by shareholders as of close of business on September 19, 2008. Any Fund shares held by investors as of the close of business September 19, 2008 are insured against loss under the Program in the event the Fund liquidates its holdings and the per share net value at the time of liquidation is less than $1.00 per share. Shares acquired by investors after September 19, 2008 generally are not eligible for protection under the Program. The Program was in effect for an initial three month term, which expired on December 18, 2008, and has since been extended through April 30, 2009. The Fund has participated in this extension of the Program. The Fund paid fees equal to 0.025% of net assets as of September 18, 2008 to participate in the Program for the period from October 6, 2008 through April 30, 2009. The fees are being amortized over the period of the participation in the Program and are included as a component of other expenses in the Fund's Statement of Operations. The cost to participate will be borne by the Fund without regard to any expense limitation currently in effect, if any. The Secretary of the Treasury has the option to extend the Program up to the close of business on September 18, 2009. If the Program is further extended, the Fund will consider whether to continue to participate.

Financial Highlights

The tables below are intended to help you understand each Class's financial performance for the years presented. Certain information reflects financial results for a single share of a Class that was held throughout the years shown. Per share amounts are calculated using average shares outstanding during the year. Total return shows the rate that you would have earned (or lost) on an investment in each Class, assuming you reinvested all your dividends. Total returns do not reflect any sales charges or transaction costs on your investment or taxes investors may incur on distributions or on the redemption of shares.

CLASS A

                                                          YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2008       2007       2006       2005       2004
                                          --------   --------   --------   --------   --------
PER SHARE DATA:
NET ASSET VALUE, BEGINNING OF YEAR        $  1.000   $  1.000   $  1.000   $  1.000   $  1.000
                                          --------   --------   --------   --------   --------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                        0.011      0.040      0.039      0.022      0.004
LESS DISTRIBUTIONS:
Dividends from net investment income        (0.011)*   (0.040)    (0.039)    (0.022)    (0.004)
                                          --------   --------   --------   --------   --------
NET ASSET VALUE, END OF YEAR              $  1.000   $  1.000   $  1.000   $  1.000   $  1.000
                                          ========   ========   ========   ========   ========
TOTAL RETURN                                  1.12%      4.09%      3.95%      2.20%      0.43%
                                          --------   --------   --------   --------   --------
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (000s omitted)    $124,124   $132,924   $124,223   $132,506   $143,464
Ratio of expenses to average net assets       0.79%      0.86%      0.90%      0.86%      0.84%
Ratio of net investment income to
   average net assets                         1.07%      4.03%      3.86%      2.15%      0.40%
Without expense reimbursement:+++
Ratio of expenses to average net assets       0.91%                                       0.85%
Ratio of net investment income to
   average net assets                         0.95%                                       0.39%

----------
See footnotes on page 20.

Financial Highlights

CLASS B

                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------
                                            2008      2007      2006      2005      2004
                                          -------   -------   -------   -------   -------
PER SHARE DATA:
NET ASSET VALUE, BEGINNING OF YEAR        $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          -------   -------   -------   -------   -------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                       0.003     0.030     0.028     0.011     0.001
LESS DISTRIBUTIONS:
Dividends from net investment income       (0.003)*  (0.030    (0.028)   (0.011)   (0.001)
                                          -------   -------   -------   -------   -------
NET ASSET VALUE, END OF YEAR              $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          =======   =======   =======   =======   =======
TOTAL RETURN                                 0.35%     3.00%     2.85%     1.11%     0.07%
                                          -------   -------   -------   -------   -------
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (000s omitted)    $ 6,941   $ 7,458   $ 8,860   $12,961   $21,214
Ratio of expenses to average net assets      1.53%     1.86%     1.89%     1.85%     1.18%
Ratio of net investment income to
   average net assets                        0.33%     3.03%     2.86%     1.16%     0.07%
Without expense reimbursement:+++
Ratio of expenses to average net assets      1.91%                         1.86%     1.85%
Ratio of net investment income (loss)
   to average net assets                    (0.05)%                        1.15%    (0.60)%

CLASS C (FORMERLY CLASS D PRIOR TO MAY 17, 2008)

                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------
                                            2008      2007      2006      2005      2004
                                          -------   -------   -------   -------   -------
PER SHARE DATA:
NET ASSET VALUE, BEGINNING OF YEAR        $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          -------   -------   -------   -------   -------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                       0.003     0.030     0.028     0.011     0.001
LESS DISTRIBUTIONS:
Dividends from net investment income       (0.003)*  (0.030)   (0.028)   (0.011)   (0.001)
                                          -------   -------   -------   -------   -------
NET ASSET VALUE, END OF YEAR              $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          =======   =======   =======   =======   =======
TOTAL RETURN                                 0.35%     3.00%     2.85%     1.11%     0.07%
                                          -------   -------   -------   -------   -------
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (000s omitted)    $16,571   $13,643   $12,848   $12,756   $13,574
Ratio of expenses to average net assets      1.53%     1.86%     1.89%     1.85%     1.18%
Ratio of net investment income to
   average net assets                        0.33%     3.03%     2.86%     1.16%     0.07%
Without expense reimbursement:+++
Ratio of expenses to average net assets      1.91%                         1.86%     1.85%
Ratio of net investment income (loss)
   to average net assets                    (0.05)%                        1.15%    (0.60)%

----------
See footnotes on page 20.

Financial Highlights

CLASS C2 (FORMERLY CLASS C PRIOR TO MAY 17, 2008)

                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------
                                            2008      2007      2006      2005      2004
                                          -------   -------   -------   -------   -------
PER SHARE DATA:
NET ASSET VALUE, BEGINNING OF YEAR        $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          -------   -------   -------   -------   -------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                       0.005     0.033     0.032     0.016     0.001
LESS DISTRIBUTIONS:
Dividends from net investment income       (0.005)*  (0.033)   (0.032)   (0.016)   (0.001)
                                          -------   -------   -------   -------   -------
NET ASSET VALUE, END OF YEAR              $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          =======   =======   =======   =======   =======
TOTAL RETURN                                 0.49%     3.32%     3.20%     1.56%     0.09%
                                          -------   -------   -------   -------   -------
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (000s omitted)    $ 2,851   $ 4,011   $ 3,629   $ 4,248   $ 4,693
Ratio of expenses to average net assets      1.55%     1.60%     1.58%     1.44%     1.16%
Ratio of net investment income to
   average net assets                        0.31%     3.29%     3.19%     1.56%     0.09%
Without expense reimbursement:+++
Ratio of expenses to average net assets      1.73%                                   1.57%
Ratio of net investment income (loss)
   to average net assets                     0.13%                                  (0.32)%

CLASS I

                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------
                                            2008      2007      2006      2005      2004
                                          -------   -------   -------   -------   -------
PER SHARE DATA:
NET ASSET VALUE, BEGINNING OF YEAR        $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          -------   -------   -------   -------   -------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                       0.014     0.043     0.042     0.024     0.007
LESS DISTRIBUTIONS:
Dividends from net investment income       (0.014)*  (0.043)   (0.042)   (0.024)   (0.007)
                                          -------   -------   -------   -------   -------
NET ASSET VALUE, END OF YEAR              $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          =======   =======   =======   =======   =======
TOTAL RETURN                                 1.38%     4.36%     4.23%     2.48%     0.69%
                                          -------   -------   -------   -------   -------
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (000s omitted)    $20,438   $14,511   $11,558   $13,242   $11,256
Ratio of expenses to average net assets      0.53%     0.59%     0.60%     0.58%     0.57%
Ratio of net investment income to
   average net assets                        1.33%     4.30%     4.16%     2.43%     0.68%
Without expense reimbursement:+++
Ratio of expenses to average net assets      0.63%
Ratio of net investment income to
   average net assets                        1.23%

----------
See footnotes on page 20.

Financial Highlights

CLASS R

                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------
                                            2008      2007      2006      2005      2004
                                          -------   -------   -------   -------   -------
PER SHARE DATA:
NET ASSET VALUE, BEGINNING OF YEAR        $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          -------   -------   -------   -------   -------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                       0.009     0.038     0.036     0.019     0.002
LESS DISTRIBUTIONS:
Dividends from net investment income       (0.009)*  (0.038)   (0.036)   (0.019)   (0.002)
                                          -------   -------   -------   -------   -------
NET ASSET VALUE, END OF YEAR              $ 1.000   $ 1.000   $ 1.000   $ 1.000   $ 1.000
                                          =======   =======   =======   =======   =======
TOTAL RETURN                                 0.93%     3.83%     3.69%     1.94%     0.24%
                                          -------   -------   -------   -------   -------
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (000s omitted)    $ 1,646   $   554   $   486   $   499   $     2
Ratio of expenses to average net assets      1.01%     1.11%     1.15%     1.11%     1.01%
Ratio of net investment income to
   average net assets                        0.84%     3.78%     3.61%     1.90%     0.24%
Without expense reimbursement:+++
Ratio of expenses to average net assets      1.16%                                   1.10%
Ratio of net investment income to
   average net assets                        0.71%                                   0.15%

----------
* In addition, the Fund paid a short-term capital gain distribution of $0.000146 on July 25, 2008.

+++ The Manager, at its discretion, reimbursed certain class-specific expenses of certain share classes to allow those classes to declare dividends equal to selected minimum annual rates. Absent such reimbursement, returns would have been lower.

An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.

See Notes to Financial Statements.

Report of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SELIGMAN CASH MANAGEMENT FUND, INC.:

We have audited the accompanying statement of assets and liabilities of Seligman Cash Management Fund, Inc. (the "Fund"), including the portfolio of investments, as of December 31, 2008, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Seligman Cash Management Fund, Inc. as of December 31, 2008, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
New York, New York
February 27, 2009

Matters Relating to the Directors' Consideration of the Approval of the Investment Management Services Agreement

BACKGROUND

On July 7, 2008, RiverSource Investments, LLC ("RiverSource"), a wholly owned subsidiary of Ameriprise Financial, Inc. ("Ameriprise"), entered into a stock purchase agreement with the shareholders of J. & W. Seligman & Co. Incorporated ("Seligman") under which RiverSource would acquire all of the outstanding capital stock of Seligman (the "Transaction"). The consummation of the Transaction resulted in the automatic termination of the Fund's management agreement with Seligman (the "Seligman Management Agreement"). In anticipation of the termination of the Seligman Management Agreement, at a meeting held on July 29, 2008, the directors of the Fund then serving unanimously approved an investment management agreement with RiverSource (the "Proposed Advisory Agreement"). At the special meeting of shareholders of the Fund held on November 3, 2008, the shareholders approved the Proposed Advisory Agreement. The Transaction closed on November 7, 2008, and upon the closing, RiverSource became the investment advisor to the Fund.

BOARD CONSIDERATIONS

Prior to their approval of the Proposed Advisory Agreement, the directors requested and evaluated extensive materials from, and were provided materials and information about the Transaction and matters related to the proposed approval by, Seligman, RiverSource and Ameriprise.

In consultation with experienced counsel, who advised on the legal standards for consideration by the directors, the directors reviewed the Proposed Advisory Agreement with RiverSource. The independent directors also discussed the proposed approval with counsel in private sessions.

At their meetings on June 12, 2008, July 17, 2008 and July 29, 2008, the directors discussed the Transaction with Seligman, and the Transaction and RiverSource's plans and intentions regarding the Fund with representatives of Ameriprise and RiverSource.

The directors considered all factors they believed relevant, including the specific matters discussed below. In their deliberations, the directors did not identify any particular information that was all-important or controlling, and directors may have attributed different weights to the various factors. The directors determined that the selection of RiverSource to advise the Fund, and the overall arrangements between the Fund and RiverSource as provided in the Proposed Advisory Agreement, including the proposed advisory fee and the related administration arrangements between the Fund and Ameriprise, were fair and reasonable in light of the services to be performed, expenses incurred and such other matters as the directors considered relevant. The material factors and conclusions that formed the basis for the directors' determination included, in addition, the factors discussed in further detail below:

(i) the reputation, financial strength and resources of RiverSource, and its parent, Ameriprise;

(ii) the capabilities of RiverSource with respect to compliance and its regulatory histories;

(iii) an assessment of RiverSource's compliance system by the Fund's Chief Compliance Officer;

(iv) that RiverSource and Ameriprise assured the directors that following the Transaction there will not be any diminution in the nature, quality and extent of services provided to the Fund or its shareholders;

Matters Relating to the Directors' Consideration of the Approval of the Investment Management Services Agreement

(v) that within the past year the directors had performed a full annual review of the Seligman Management Agreement, as required by the Investment Company Act of 1940 ("1940 Act"), for the Fund and had determined that they were satisfied with the nature, extent and quality of services provided thereunder and that the management fee rate for the Fund was satisfactory;

(vi) the potential benefits to the Fund of the combination of RiverSource and Seligman to the Fund, including: greater resources to attract and retain high quality investment personnel; greater depth and breadth of investment management capabilities, including a new team of portfolio managers for the Fund; a continued high level of service to the Fund; and the potential for realization of economies of scale over time since the Fund will be part of a much larger fund complex;

(vii) the fact that the Fund's total advisory and administrative fees would not increase by virtue of the Proposed Advisory Agreement, but would decrease slightly from the fee rate under the Seligman Management Agreement (subject to certain scenarios in which the total advisory and administrative fees could increase);

(viii) that RiverSource, and not the Fund, would bear the costs of obtaining all approvals of the Proposed Advisory Agreement;

(ix) the qualifications of the personnel of RiverSource and Ameriprise that would provide advisory and administrative services to the Fund;

(x) the terms and conditions of the Proposed Advisory Agreement, including the directors' review of differences from the Seligman Management Agreement;

(xi) that RiverSource and Ameriprise have agreed to refrain from imposing or seeking to impose, for a period of two years after the closing of the Transaction, any "unfair burden" (within the meaning of Section 15(f ) of 1940 Act) on the Fund; and

(xii) that certain members of RiverSource's management have a significant amount of experience integrating other fund families.

NATURE, EXTENT AND QUALITY OF SERVICES PROVIDED

In considering the nature, extent and quality of the services to be provided under the Proposed Advisory Agreement, the directors of the Fund considered, among other things, the expected impact of the Transaction on the operations of the Fund, the information provided by RiverSource with respect to the nature, extent and quality of services to be provided by it, RiverSource's compliance programs and compliance records, and presentations provided on the quality of RiverSource's investment research capabilities and the other resources it and Ameriprise have indicated that they would dedicate to performing services for the Fund.

The directors noted the professional experience and qualifications of the new portfolio management team proposed for the Fund and other senior personnel of RiverSource. The directors considered a report by, the Fund's Chief Compliance Officer, assessing RiverSource's compliance system, which was followed by a private session with the Fund's Chief Compliance Officer. They also discussed RiverSource's compliance system with the Chief Compliance Officer for the funds managed by

Matters Relating to the Directors' Consideration of the Approval of the Investment Management Services Agreement

RiverSource. The directors also considered RiverSource's presentation on the selection of brokers and dealers for portfolio transactions. As administrative services (provided under the Seligman Management Agreement) would be provided to the Fund by Ameriprise at no additional cost under a new administrative services agreement rather than pursuant to the Proposed Advisory Agreement, the directors considered Ameriprise's capability to provide such administrative services as well as RiverSource's and Ameriprise's role in coordinating the activities of the Fund's other service providers. The directors noted that Ameriprise intended to continue Seligman's practice of subcontracting administrative services provided by Seligman for the Fund to State Street Bank and Trust Company for the foreseeable future. The directors concluded that, overall, they were satisfied with assurances from RiverSource and Ameriprise as to the expected nature, extent and quality of the services to be provided to the Fund under the Proposed Advisory Agreement and the new administrative services agreement.

COSTS OF SERVICES PROVIDED AND PROFITABILITY

In considering the costs of services to be provided by RiverSource under the Proposed Advisory Agreement, the directors considered, among other things, the projected pre-tax, pre-distribution expense profitability of RiverSource's proposed relationship with the Fund and discussed the assumptions of RiverSource and the limitations of the information provided. The directors noted that RiverSource had undertaken to provide profitability information in connection with future contract continuances. The directors also considered RiverSource's financial condition based on information provided by it.

The directors noted that the proposed fee under the Proposed Advisory Agreement was slightly lower than the fee rate paid by the Fund pursuant to the Seligman Management Agreement and that due to the change in the methodology for calculating such fees, the fees payable under the Proposed Advisory Agreement could be higher than the fees that would be payable under the fee schedule in the Seligman Management Agreement under certain scenarios. The directors recognized that it is difficult to make comparisons of profitability from fund advisory contracts because comparative information is not generally publicly available and is affected by numerous factors. In reviewing the projected profitability information, the directors considered the effect of fall-out benefits on RiverSource's expenses. The directors concluded that they were satisfied that RiverSource's estimated future profitability from its relationship with the Fund was not excessive.

FALL-OUT BENEFITS

The directors noted that RiverSource may derive reputational and other benefits from its association with the Fund.

INVESTMENT RESULTS

The directors receive and review detailed performance information on the Fund at each regular Board meeting during the year in addition to the information received for the meeting regarding approval of the Proposed Advisory Agreement. The directors noted that a new portfolio manager was being proposed by RiverSource for the Fund. The directors discussed the proposed portfolio management team, its investment strategy and process and historical performance record with representatives of RiverSource.

Matters Relating to the Directors' Consideration of the Approval of the Investment Management Services Agreement

The directors considered the twelve-month trailing average yield of the Fund as compared to an average of money market funds prepared by a third party provider of money market mutual fund information for the period from 1998 through June 30, 2008. The directors also reviewed performance information of RiverSource Cash Management Fund, which was managed at the time by the proposed portfolio management team. Seligman had previously explained that the Fund was managed conservatively by it, and that its average portfolio quality is higher than that of many other money market funds. Seligman noted that the Fund was, at the time, managed more conservatively than RiverSource Cash Management Fund and RiverSource confirmed that it had no plans at such time to change the Fund's strategies or risk profile and would not make any such changes without board approval. The directors also noted that the performance of RiverSource Cash Management Fund exceeded that of the Citigroup 3 Month Treasury Index, its benchmark, in the first six-months of 2008, as well as the annualized one-year period ending June 30, 2008, but had lagged such benchmark in the other periods presented.

The directors recognized that it is not possible to predict what effect, if any, consummation of the Transaction would have on the future performance of the Fund.

MANAGEMENT FEE AND OTHER EXPENSES

The directors considered the proposed advisory fee rate to be paid by the Fund to RiverSource. The directors recognized that it is difficult to make comparisons of advisory and management fees because there are variations in the services that are included in the fees paid by other funds.

The directors noted that, under the Proposed Advisory Agreement in respect of the Fund, the advisory fee would be calculated solely as a percentage of the Fund's net assets, rather than a percentage of the net assets of all funds in the Seligman Group of Funds (the "fee base"), and would no longer have any breakpoints. The directors noted that the proposed advisory fee under the Proposed Advisory Agreement was slightly lower than the Fund's management fee under the Seligman Management Agreement (even after taking the elimination of the Fund's breakpoints under the Seligman Management Agreement into account), although it was higher than the advisory fee for RiverSource Cash Management Fund. The directors also compared the proposed advisory fee rate to a subset of funds in the Lipper Money Market Funds category (the "peer group"). The information showed the proposed advisory fee rate was within the range of fees charged in the peer group.

In considering the proposed advisory fee rate, the directors noted that the Fund's management fee rate under the Seligman Management Agreement covers administrative services provided by Seligman, whereas the Proposed Advisory Agreement does not include such services, but that Ameriprise will provide such services to the Fund pursuant to a separate administrative services agreement initially without a fee. The directors further considered that the administrative fees, since they are not included in an advisory agreement, could be increased without stockholder approval, although RiverSource noted that, at that time, it did not have an intention to seek an increase, and that any such administrative fee increase would require board approval. The directors also noted RiverSource's and Ameriprise's covenants in the Transaction's stock purchase agreement regarding compliance with Section 15(f) of the 1940 Act.

Matters Relating to the Directors' Consideration of the Approval of the Investment Management Services Agreement

The directors noted that the management fee rate paid by a registered investment company managed by Seligman that is a "clone" of the Fund is lower than the rate paid by the Fund primarily for historical reasons.

The directors also reviewed the Fund's total expense ratio as compared to the fees and expenses of funds within its peer group. In considering the expense ratios of the Fund, the directors noted that the Fund has elected to have shareholder services provided at cost by Seligman Data Corp. ("SDC"). SDC provides services exclusively to the Seligman Group of Funds, and the directors believed that the arrangement with SDC has provided the Fund and its shareholders with a consistently high level of service. The directors noted that RiverSource had previously indicated that no changes to the arrangements with SDC were being proposed at the time by RiverSource.

The directors noted that they had concluded in their most recent continuance considerations regarding the Seligman Management Agreement that the management fee and total expense ratio were at an acceptable level in light of the quality of services provided to the Fund and in comparison to the Fund's peer group; that the total expense ratio had not changed materially since that determination; and that RiverSource had represented that the overall expenses for the Fund were not expected to be adversely affected by the Transaction. On that basis, the directors concluded that the total expense ratio and proposed advisory fee for the Fund anticipated to result from the proposed arrangements with RiverSource was acceptable. The directors also noted that the total expense ratio for the Fund had been reduced since the time of the most recent consideration approval.

ECONOMIES OF SCALE

The directors noted that the management fee schedule for the Fund under the Seligman Management Agreement contained breakpoints that take into account the net assets of all funds in the Seligman Group of Funds, including the Fund, and that the these breakpoints reduced the fee rate paid by the Fund at the time of consideration. The directors also noted that, under the Proposed Advisory Agreement in respect of the Fund, the advisory fee would be calculated solely as a percentage of the Fund's net assets, rather than a percentage of the "fee base," and would no longer have any breakpoints. The directors recognized that there is no direct relationship between the economies of scale realized by funds and those realized by their investment advisers as assets increase. The directors do not believe that there is a uniform methodology for establishing breakpoints that give effect to fund-specific economies of scale with respect to services provided by fund advisers. The directors also observed that in the investment company industry as a whole, as well as among funds similar to the Fund, there is no uniformity or pattern in the fees and asset levels at which breakpoints (if any) apply, and that the advisory agreements for many competitor funds do not have breakpoints at all. The directors noted that RiverSource had indicated that no changes to the Fund's breakpoint arrangements were proposed to be made at the time. Having taken these factors into account, the directors concluded that the Fund's proposed breakpoint arrangements were acceptable under the Fund's circumstances. The directors also recognized that the Fund may benefit from certain economies of scale over time from becoming a part of the larger RiverSource fund complex, based on potential future synergies of operations.

Proxy Results

Shareholders of Seligman Cash Management Fund, Inc. voted on two proposals at a Special Meeting of Shareholders held on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To consider and vote upon the proposed Investment Management Services Agreement with River-Source Investments, LLC:

      FOR            AGAINST         ABSTAIN
---------------   -------------   -------------
147,191,364.020   3,435,811.770   3,179,806.400

PROPOSAL 2

To elect ten directors to the Board:

                               FOR            WITHHELD
                         ---------------   -------------
Kathleen Blatz           160,977,372.410   6,181,678.780
Arne H. Carlson          160,571,151.050   6,587,900.140
Pamela G. Carlton        161,314,790.870   5,844,260.320
Patricia M. Flynn        161,061,824.730   6,097,226.460
Anne P. Jones            160,546,984.810   6,612,066.380
Jeffrey Laikind          160,827,128.150   6,331,923.040
Stephen R. Lewis, Jr.    160,768,739.240   6,390,311.950
Catherine James Paglia   160,996,474.570   6,162,576.620
Alison Taunton-Rigby     161,231,510.570   5,927,540.620
William F. Truscott      161,231,510.570   5,927,540.620

Directors and Officers

Shareholders elect a Board of Directors that oversees the Fund's operations. In connection with the acquisition of the Fund's prior investment manager, J. & W. Seligman & Co. Incorporated, by River-Source Investments, LLC, shareholders of the Fund voted at a Special Meeting of Shareholders held on November 3, 2008 to elect 10 members to the Fund's Board. Messrs. Maher and Richie served on the Fund's Board prior to the acquisition and will continue to do so.

Each member of the Board oversees 163 portfolios in the fund complex managed by RiverSource Investments, which includes 59 Seligman Funds and 104 RiverSource Funds. The address of each Director is 901 S. Marquette Ave., Minneapolis, MN 55402.

Independent Directors

                                                PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS,
NAME, (AGE), POSITION(S) HELD WITH FUND               DIRECTORSHIPS AND OTHER INFORMATION
---------------------------------------   ----------------------------------------------------------
KATHLEEN BLATZ (54)(1,2,6,7)              Attorney. Formerly, Chief Justice, Minnesota Supreme
- Director: From                          Court, 1998-2006.
  November 7, 2008

ARNE H. CARLSON (74)(1,2,3,5,6)           Formerly, Chairman, RiverSource Funds, 1999-2006; Governor
- Director: From                          of Minnesota.
  November 7, 2008

PAMELA G. CARLTON (54)(4,6,7)             President, Springboard -- Partners in Cross Cultural
- Director: From                          Leadership (consulting company).
  November 7, 2008

PATRICIA M. FLYNN (58)(1,3,6)             Trustee Professor of Economics and Management, Bentley
- Director: From                          College. Formerly, Dean, McCallum Graduate School of
  November 7, 2008                        Business, Bentley College.

ANNE P. JONES (73)(1,2,6,7)               Attorney and Consultant.
- Director: From
  November 7, 2008

JEFFREY LAIKIND, CFA (73)(4,6,7)          Director, American Progressive Insurance. Formerly,
- Director: From                          Managing Director, Shikiar Asset Management.
  November 7, 2008

STEPHEN R. LEWIS, JR. (69)(1,2,3,4,6)     President Emeritus and Professor of Economics, Carleton
- Director and Chairman                   College; Director, Valmont Industries, Inc. (manufactures
  of the Board: From                      irrigation systems).
  November 7, 2008

JOHN F. MAHER (64)(4,6,7)                 Retired President and Chief Executive Officer, and former
- Director: December                      Director, Great Western Financial Corporation (bank
  2006 to Date                            holding company) and its principal subsidiary, Great
                                          Western Bank (a federal savings bank).

----------
See footnotes on page 29.

Directors and Officers

                                                PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS,
NAME, (AGE), POSITION(S) HELD WITH FUND               DIRECTORSHIPS AND OTHER INFORMATION
---------------------------------------   ----------------------------------------------------------
CATHERINE JAMES PAGLIA (56)(2,3,4,5,6)    Director, Enterprise Asset Management, Inc. (private real
- Director: From                          estate and asset management company).
  November 7, 2008

LEROY C. RICHIE (66)(3,4,6)               Counsel, Lewis & Munday, P.C. (law firm); Director,
- Director: 2000 to Date                  Vibration Control Technologies, LLC (auto vibration
                                          technology); Lead Outside Director, Digital Ally Inc.
                                          (digital imaging) and Infinity, Inc. (oil and gas
                                          exploration and production); Director and Chairman,
                                          Highland Park Michigan Economic Development Corp.; and
                                          Chairman, Detroit Public Schools Foundation; Director, OGE
                                          Energy Corp. (energy and energy services provider).
                                          Formerly, Chairman and Chief Executive Officer, Q
                                          Standards Worldwide, Inc. (library of technical
                                          standards); Director, Kerr-McGee Corporation (diversified
                                          energy and chemical company); Trustee, New York University
                                          Law Center Foundation; and Vice Chairman, Detroit Medical
                                          Center and Detroit Economic Growth Corp.

ALISON TAUNTON-RIGBY (64)(3,4,5,6)        Chief Executive Officer and Director, RiboNovix, Inc.
- Director: From                          since 2003 (biotechnology); Director, Idera
  November 7, 2008                        Pharmaceutical, Inc. (biotechnology); Healthways, Inc.
                                          (health management programs). Formerly, President,
                                          Forester Biotech.

Interested Director*

WILLIAM F. TRUSCOTT (48)*(6)              President -- US Asset Management and Chief Investment
- Director and Vice                       Officer, Ameriprise Financial, Inc. and President,
  President: From                         Chairman of the Board, and Chief Investment Officer,
  November 7, 2008                        RiverSource Investments, LLC; Director, President and
                                          Chief Executive Officer, Ameriprise Certificate Company;
                                          and Chairman of the Board, Chief Executive Officer, and
                                          President, RiverSource Distributors, Inc. Formerly, Senior
                                          Vice President -- Chief Investment Officer, Ameriprise
                                          Financial, Inc.; and Chairman of the Board and Chief
                                          Investment Officer, RiverSource Investments, LLC,
                                          2001-2005.

----------
* Mr. Truscott is considered an "interested person" of the Fund, as defined in the Investment Company Act of 1940, as amended, by virtue of his position with Ameriprise Financial, Inc. and its affiliates.

Member:

(1)  Board Governance Committee

(2)  Compliance Committee

(3)  Contracts Committee

(4)  Distribution Committee

(5)  Executive Committee

(6)  Investment Review Committee

(7)  Joint Audit Committee

Directors and Officers

Fund Officers

The Board appoints officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the Board. In addition to Mr. Truscott, who is a Director and Vice President of the Fund, the Fund's other officers are:

NAME, (AGE), POSITION(S)
HELD WITH FUND, ADDRESS                         PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS
-------------------------                 ----------------------------------------------------------
PATRICK T. BANNIGAN (43)                  Director and Senior Vice President - Asset Management,
- President: From                         Products and Marketing, RiverSource Investments, LLC;
  November 7, 2008                        Director and Vice President - Asset Management, Products
                                          and Marketing,

- 172 Ameriprise                          RiverSource Distributors, Inc. Formerly, Managing Director
  Financial Center                        and Global Head of Product, Morgan Stanley Investment
  Minneapolis, MN 55474                   Management, 2004-2006; President, Touchstone Investments,
                                          2002-2004.

MICHELLE M. KEELEY (44)                   Executive Vice President - Equity and Fixed Income,
- Vice President: From                    Ameriprise Financial, Inc. and RiverSource Investments,
  November 7, 2008                        LLC; Vice President - Investments, Ameriprise Certificate
                                          Company. Formerly, Senior Vice
- 172 Ameriprise                          President - Fixed Income, Ameriprise Financial, Inc.,
  Financial Center                        2002-2006 and RiverSource Investments, LLC, 2004-2006.
  Minneapolis, MN 55474

AMY K. JOHNSON (43)                       Vice President - Asset Management and Trust Company
- Vice President: From                    Services, RiverSource Investments, LLC. Formerly, Vice
  November 7, 2008                        President - Operations and Compliance, RiverSource
                                          Investments, LLC,

- 5228 Ameriprise Financial               2004-2006; Director of Product Development - Mutual Funds,
  Center                                  Ameriprise Financial, Inc., 2001-2004.
  Minneapolis, MN 55474

SCOTT R. PLUMMER (49)                     Vice President and Chief Counsel - Asset Management,
- Vice President, General                 Ameriprise Financial, Inc.; Chief Counsel, RiverSource
  Counsel and Secretary:                  Distributors, Inc. and Chief Legal Officer and Assistant
  From November 7, 2008                   Secretary, RiverSource Investments, LLC; Vice President,
                                          General Counsel, and Secretary, Ameriprise

- 5228 Ameriprise Financial               Certificate Company. Formerly, Vice President - Asset
  Center                                  Management Compliance, Ameriprise Financial, Inc.,
  Minneapolis, MN 55474                   2004-2005; Senior Vice President and Chief Compliance
                                          Officer, USBancorp Asset Management, 2002-2004.

LAWRENCE P. VOGEL (52)                    Treasurer of each of the investment companies of the
- Treasurer: 2000 to Date                 Seligman Group of Funds since 2000; and Treasurer,
                                          Seligman Data Corp. since 2000. Formerly, Senior Vice

- 100 Park Avenue                         President, J. & W. Seligman & Co. Incorporated and Vice
  New York, NY 10017                      President of each of the investment companies of the
                                          Seligman Group of Funds, 1992-2008.

Directors and Officers

NAME, (AGE), POSITION(S)
HELD WITH FUND, ADDRESS                         PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS
-------------------------                 ----------------------------------------------------------
ELEANOR T.M. HOAGLAND (56)                Chief Compliance Officer, RiverSource Investments, LLC (J.
- Chief Compliance                        & W. Seligman & Co. Incorporated prior to November 7,
  Officer: 2004 to Date                   2008), of each of the investment companies of the Seligman
                                          Group of Funds since 2004; Money Laundering Prevention
- Money Laundering Prevention             Officer and Identity Theft Prevention Officer, RiverSource
  Officer and Identity Theft              Investments, LLC for each of the investment companies of
  Prevention Officer: From                the Seligman Group of Funds since November 7, 2008.
  November 7, 2008                        Formerly, Managing Director, J. & W. Seligman & Co.
                                          Incorporated and Vice President of each of the investment
- 100 Park Avenue                         companies of the Seligman Group of Funds, 2004-2008.
  New York, NY 10017

The Fund's Statement of Additional Information (SAI) includes additional information about Fund directors and is available, without charge, upon request. You may call toll-free (800) 221-2450 in the US or call collect (212) 682-7600 outside the US to request a copy of the SAI, to request other information about the Fund, or to make shareholder inquiries.

Additional Fund Information

FUND SYMBOLS

Class A:    SCMXX
Class B:    SCBXX
Class C:    SCCXX
Class C(2): SMCXX
Class R:    SMRXX

MANAGER

From November 7, 2008
RiverSource
Investments, LLC
200 Ameriprise
Financial Center
Minneapolis, MN 55474

Until November 6, 2008
J. & W. Seligman & Co.
Incorporated
100 Park Avenue
New York, NY 10017

GENERAL DISTRIBUTOR

RiverSource Fund
Distributors, Inc.
(formerly Seligman Advisors, Inc.)
100 Park Avenue
New York, NY 10017

SHAREHOLDER SERVICE AGENT
Seligman Data Corp.
100 Park Avenue
New York, NY 10017

Mail inquiries to:
P.O. Box 9759
Providence, RI 02940-9759

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP

IMPORTANT TELEPHONE NUMBERS

(800) 221-2450 Shareholder Services
(800) 445-1777 Retirement Plan Services
(212) 682-7600 Outside the United States
(800) 622-4597 24-Hour Automated
               Telephone Access Service

QUARTERLY SCHEDULE OF INVESTMENTS

A complete schedule of portfolio holdings owned by the Fund will be filed with the SEC for the first and third quarters of each fiscal year on Form N-Q, and will be available to shareholders (i) without charge, upon request, by calling toll-free (800) 221-2450 in the US or collect (212) 682-7600 outside the US or
(ii) on the SEC's website at www.sec.gov.(1) In addition, the Form N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling (800) SEC-0330. Certain of the information contained on the Fund's Form N-Q is also made available to shareholders on Seligman's website at www.seligman.com.(1)

PROXY VOTING

A description of the policies and procedures used by the Fund to determine how to vote proxies relating to portfolio securities as well as information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30 of each year will be available (i) without charge, upon request, by calling toll-free (800) 221-2450 in the US or collect (212) 682-7600 outside the US and (ii) on the SEC's website at www.sec.gov.(1) Information for each new 12-month period ending June 30 will be available no later than August 31 of that year.

----------
(1) These website references are inactive textual references and information contained in or otherwise accessible through these websites does not form a part of this report or the Fund's prospectuses or statement of additional information.

                     [This Page Intentionally Left Blank.]

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          at www.seligman.com

This report is intended only for the information of shareholders or those who have received the offering prospectus covering shares of Capital Stock of Seligman Cash Management Fund, Inc. which contains information about the investment objective, risks, charges, and expenses of the Fund, each of which should be considered carefully before investing or sending money.

                                                                     TXCM2 12/08